EXHIBIT 99.1

Berkshire Hills Announces Annual Meeting Date

BOSTON, February 6, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has determined that the Annual Meeting of Shareholders will be held at 10:00 am on Thursday, May 18, 2023 in a virtual meeting format.  The date of Friday, March 24, 2023 was established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Further information about the annual meeting will be available in early April at the Company’s website at ir.berkshirebank.com.
ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to serve as a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.7 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut and Rhode Island. Named one of America’s Most Trusted Companies 2022 by Newsweek, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

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Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206
David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973